EXHIBIT 99.1

May 9, 2023

Dear TONR Shareholders, staff, partners, and friends,

I am issuing this notice to inform the public that as of May 1, 2023, I have initiated a 14-month moratorium on any authorized share increases. This action is the first of a three-phase plan to increase shareholder value over the next several months.

During this period, we will be focusing on streamlining product and service offerings while maximizing currently profitable and emerging revenue streams. While the last several months have required some difficult choices on my part, they have set the stage for a stronger and more resilient organization.

We will discuss this more on our shareholders’ Zoom call set for Wednesday, the 10th of May at 1:30 PM CST.

Sincerely,

Corinda Joanne Melton
CEO
Tonner-One World Holdings, Inc.